Exhibit 99.1
NEWS CORPORATION REPORTS FIRST QUARTER RESULTS FOR FISCAL 2025
FISCAL 2025 FIRST QUARTER KEY FINANCIAL HIGHLIGHTS

•First quarter revenues were the highest for a first quarter since separation at $2.58 billion, a 3% increase compared to $2.50 billion in the prior year, driven by growth at the Digital Real Estate Services, Book Publishing and Dow Jones segments
•Net income in the quarter was $144 million, a significant improvement compared to net income of $58 million in the prior year
•Total Segment EBITDA was the highest for a first quarter since separation at $415 million, compared to $364 million in the prior year
•In the quarter, reported EPS were $0.21 as compared to $0.05 in the prior year - Adjusted EPS were $0.21 compared to $0.16 in the prior year
•REA Group posted record revenues for the quarter of $318 million, a 22% increase compared to the prior year, primarily driven by robust Australian residential performance
•Dow Jones’ growth continued to be underpinned by robust performance in its professional information business, where revenue increased 8%, driven by growth of 16% at Risk & Compliance and 11% at Dow Jones Energy
•Book Publishing revenues grew 4% in the quarter, while Segment EBITDA increased 25%, driven by record digital book sales, which grew 15%, and strong backlist performance

NEW YORK, NY – November 7, 2024 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended September 30, 2024.

Commenting on the results, Chief Executive Robert Thomson said:

“We have begun Fiscal 2025 robustly, with record first quarter revenue, strong net income and record first quarter profitability. Revenue rose 3 percent year-over-year to $2.58 billion, while our net income jumped 148 percent to $144 million. Total Segment EBITDA surged 14 percent to $415 million, and our EPS were 21 cents compared to 5 cents in same quarter last year. That we have achieved these record first quarter results in macro-conditions which are far from auspicious is compelling evidence of the successful transformation of News Corp over the past decade.

Meanwhile, the just-completed election has highlighted the importance of trusted journalism in a media maelstrom in which some journalists mistake virtue signaling for virtue. Artificial intelligence recycles informational infelicities and it is critical that journalistic inputs have integrity, which is why our partnership with OpenAI is so crucial and why we intend to sue AI companies abusing and misusing our trusted journalism.

Dow Jones and the New York Post have started proceedings against the perplexing Perplexity, which is selling products based on our journalism, and we are diligently preparing for further action against other companies that have ingested our archives and are synthesizing our intellectual property.”

FIRST QUARTER RESULTS

The Company reported fiscal 2025 first quarter total revenues of $2.58 billion, a 3% increase compared to $2.50 billion in the prior year period, primarily driven by higher Australian residential revenues at REA Group, higher digital book sales combined with improved returns at the Book Publishing segment and continued growth in the professional information business at the Dow Jones segment, in addition to a $35 million, or 1%, positive impact from foreign currency fluctuations. The increase was partly offset by lower revenues at the News Media segment. Adjusted Revenues (which excludes the foreign currency impact, acquisitions and divestitures as defined in Note 2) increased 2% compared to the prior year.

Net income for the quarter was $144 million, a 148% increase compared to $58 million in the prior year, primarily driven by higher Other, net, higher Total Segment EBITDA and lower impairment and restructuring charges. These impacts were partially offset by higher income tax expense and higher depreciation and amortization.

The Company reported first quarter Total Segment EBITDA of $415 million, a 14% increase compared to $364 million in the prior year primarily due to strong contributions from REA Group within the Digital Real Estate Services segment, despite $12 million of deal costs related to the withdrawn offer to acquire Rightmove, as well as the Book Publishing segment. The increase was partly offset by higher costs at the Subscription Video Services segment primarily driven by the Hubbl product. Adjusted Total Segment EBITDA (as defined in Note 2) increased 12%.

Net income per share attributable to News Corporation stockholders was $0.21 as compared to $0.05 in the prior year.

Adjusted EPS (as defined in Note 3) were $0.21 compared to $0.16 in the prior year.

SEGMENT REVIEW

	For the three months ended September 30,
	2024	2023	% Change
	(in millions)		Better/ (Worse)
Revenues:
Dow Jones	$552	$537	3%
Digital Real Estate Services	457	403	13%
Book Publishing	546	525	4%
Subscription Video Services	501	486	3%
News Media	521	548	(5)%
Other	—	—	—%
Total Revenues	$2,577	$2,499	3%

Segment EBITDA:
Dow Jones	$131	$124	6%
Digital Real Estate Services	140	122	15%
Book Publishing	81	65	25%
Subscription Video Services	92	93	(1)%
News Media	16	14	14%
Other	(45)	(54)	17%
Total Segment EBITDA	$415	$364	14%

Dow Jones

Revenues in the quarter increased $15 million, or 3%, compared to the prior year, driven by continued growth in the professional information business, as well as higher content licensing revenue. Digital revenues at Dow Jones in the quarter represented 82% of total revenues compared to 81% in the prior year. Adjusted Revenues increased 2%.

Circulation and subscription revenues increased $23 million, or 5%, primarily driven by an 8% increase in professional information business revenues, led by 16% growth in Risk & Compliance revenues to $81 million and 11% growth in Dow Jones Energy revenues to $68 million. Circulation revenues increased 1% compared to the prior year, as the continued growth in digital-only subscriptions was mostly offset by lower print volume. Digital circulation revenues accounted for 72% of circulation revenues for the quarter, compared to 70% in the prior year.

During the first quarter, total average subscriptions to Dow Jones’ consumer products were over 5.9 million, an 11% increase compared to the prior year. Digital-only subscriptions to Dow Jones’ consumer products grew 15% to over 5.3 million. Total subscriptions to The Wall Street Journal grew 7% compared to the prior year, to nearly 4.3 million average subscriptions in the quarter. Digital-only subscriptions to The Wall Street Journal grew 10% to over 3.8 million average subscriptions in the quarter, and represented 90% of total Wall Street Journal subscriptions.

	For the three months ended September 30,
	2024	2023	% Change
(in thousands, except %)			Better/(Worse)
The Wall Street Journal
Digital-only subscriptions	3,811	3,457	10%
Total subscriptions	4,255	3,991	7%
Barron’s Group
Digital-only subscriptions	1,325	1,055	26%
Total subscriptions	1,446	1,197	21%
Total Consumer
Digital-only subscriptions	5,325	4,611	15%
Total subscriptions	5,908	5,308	11%

Advertising revenues decreased $6 million, or 7%, primarily due to a 10% decline in print advertising revenues and a 5% decline in digital advertising revenues driven by lower advertising spend in the technology and finance sectors. Digital advertising accounted for 67% of total advertising revenues in the quarter, compared to 66% in the prior year.

Segment EBITDA for the quarter increased $7 million, or 6%, primarily as a result of the higher revenues discussed above and lower newsprint, production and distribution costs, partially offset by higher marketing and employee costs. Adjusted Segment EBITDA increased 5%.

Digital Real Estate Services

Revenues in the quarter increased $54 million, or 13%, compared to the prior year, driven by strong performance at REA Group. Segment EBITDA in the quarter increased $18 million, or 15%, compared to the prior year, due to higher contribution from REA Group, despite $12 million of deal costs related to the withdrawn offer to acquire Rightmove, and included a $3 million, or 3%, positive impact from foreign currency fluctuations. The increase was partly offset by modestly lower contribution from Move. Adjusted Revenues and Adjusted Segment EBITDA (as defined in Note 2) increased 11% and 13%, respectively.

In the quarter, revenues at REA Group increased $57 million, or 22%, to $318 million, primarily driven by higher Australian residential revenues due to price increases, increased depth penetration and an increase in national listings, a $7 million, or 3%, positive impact from foreign currency fluctuations and higher revenue from REA India. Australian national residential buy listing volumes in the quarter increased 7% compared to the prior year, with listings in Sydney and Melbourne up 11% and 9%, respectively.

Move’s revenues in the quarter decreased $2 million, or 1%, to $140 million, primarily as a result of lower real estate revenues. Real estate revenues, which represented 77% of total Move revenues, decreased 4%, driven by the ongoing impact of the macroeconomic environment on the housing market, which led to lower lead and transaction volumes. Revenues from the referral model, which includes the ReadyConnect Concierge℠ product, and the core lead generation product decreased due to these factors. The decline was partially offset by strong growth in seller, new homes and rentals, including the partnership with Zillow, and increased advertising revenues. Based on Move’s internal data, average monthly unique users of Realtor.com®’s web and mobile sites for the fiscal first quarter grew 2% compared to the prior year to 77 million. Lead volume was down 1% year over year as it continues to be impacted by high mortgage rates.

Book Publishing

Revenues in the quarter increased $21 million, or 4%, compared to the prior year, primarily driven by higher digital and backlist book sales and improved returns. Key titles in the quarter included Hillbilly Elegy by J.D. Vance, A Death in Cornwall by Daniel Silva and The Au Pair Affair by Tessa Bailey. Bible sales were also strong. Adjusted Revenues increased 3%.

Digital sales increased 15% compared to the prior year, driven by 26% growth from audiobook sales, which benefited from the continued contribution from the Spotify partnership and strong market conditions, in addition to higher e-book sales, which increased 7% compared to the prior year. Digital sales represented 25% of Consumer revenues for the quarter compared to 22% in the prior year. Backlist sales represented approximately 64% of Consumer revenues in the quarter compared to 61% in the prior year.

Segment EBITDA for the quarter increased $16 million, or 25%, compared to the prior year, primarily due to the higher revenues discussed above, partially offset by higher employee costs.

Subscription Video Services

Revenues of $501 million in the quarter increased $15 million, or 3%, compared with the prior year, primarily driven by higher revenues from Kayo and BINGE from increases in both volume and pricing, and an $11 million, or 2%, positive impact from foreign currency fluctuations, partly offset by the impact from fewer residential broadcast subscribers. Adjusted Revenues of $490 million increased 1% compared to the prior year. Foxtel Group streaming subscription revenues represented 34% of total segment circulation and subscription revenues in the quarter, as compared to 30% in the prior year.

As of September 30, 2024, Foxtel’s total closing paid subscribers were over 4.6 million, a 1% increase compared to the prior year, driven by growth in Kayo and BINGE subscribers, partly offset by fewer residential broadcast subscribers. Broadcast subscriber churn in the quarter was 11.0% compared to 11.4% in the prior year, while Broadcast ARPU for the quarter continued to increase, up 4% year-over-year to A$89 (US$60).

	As of September 30,
	2024	2023
	(in 000's)
Broadcast Subscribers
Residential	1,185	1,310
Commercial	237	233
Streaming Subscribers - Total (Paid)
Kayo	1,511 (1,499)	1,411 (1,403)
BINGE	1,571 (1,552)	1,506 (1,449)
Foxtel Now	134 (131)	167 (161)

Total Subscribers - Total (Paid)	4,658 (4,622)	4,646 (4,573)

Segment EBITDA of $92 million in the quarter decreased $1 million, or 1%, compared with the prior year, primarily due to $11 million of Hubbl costs, higher sports programming costs related to contractual increases and higher production costs, partially offset by declines in other costs, including marketing and entertainment programming costs, and the higher revenues discussed above. Adjusted Segment EBITDA decreased 3%.

News Media
Revenues in the quarter decreased $27 million, or 5%, as compared to the prior year, including a positive $12 million, or 2%, impact from foreign currency fluctuations, primarily driven by lower other revenues from the transfer of third-party printing revenue contracts to News UK’s joint venture with DMG Media and lower advertising revenues. Adjusted Revenues for the segment decreased 7% compared to the prior year.

Circulation and subscription revenues decreased $4 million, or 1%, compared to the prior year, primarily due to lower print volumes, partially offset by cover price increases and the $6 million, or 3%, positive impact from foreign currency fluctuations.

Advertising revenues decreased $10 million, or 5%, compared to the prior year, primarily due to lower print advertising revenues at News Corp Australia and lower digital advertising revenues at News UK mainly driven by a decline in traffic at some mastheads due to algorithm changes at certain platforms, partially offset by a $5 million, or 2%, positive impact from foreign currency fluctuations.

In the quarter, Segment EBITDA increased $2 million, or 14%, compared to the prior year, driven by cost savings at News UK as a result of the combination of its printing operations with those of DMG Media and other cost savings initiatives, including lower Talk costs, largely offset by the lower revenues discussed above. Adjusted Segment EBITDA increased 7%.

Digital revenues represented 39% of News Media segment revenues in the quarter, compared to 37% in the prior year, and represented 37% of the combined revenues of the newspaper mastheads. Digital subscribers and users across key properties within the News Media segment are summarized below:

•Closing digital subscribers at News Corp Australia as of September 30, 2024 were 1,127,000 (979,000 for news mastheads), compared to 1,049,000 (937,000 for news mastheads) in the prior year (Source: Internal data)
•The Times and Sunday Times closing digital subscribers, including the Times Literary Supplement, as of September 30, 2024 were 600,000, compared to 572,000 in the prior year (Source: Internal data).
•The Sun’s digital offering reached 80 million global monthly unique users in September 2024, compared to 134 million in the prior year (Source: Meta Pixel)

•New York Post’s digital network reached 103 million unique users in September 2024, compared to 127 million in the prior year (Source: Google Analytics)

CASH FLOW
The following table presents a reconciliation of net cash provided by (used in) operating activities to free cash flow:

	For the three months ended September 30,
	2024	2023
	(in millions)
Net cash provided by (used in) operating activities	$64	$(55)
Less: Capital expenditures	(95)	(124)
Free cash flow	$(31)	$(179)

Net cash provided by operating activities of $64 million for the three months ended September 30, 2024 was $119 million higher than net cash used in operating activities of $(55) million in the prior year, primarily due to lower working capital and higher Total Segment EBITDA, as noted above, partly offset by higher tax payments.

Free cash flow in the three months ended September 30, 2024 was $(31) million compared to $(179) million in the prior year. The improvement in free cash flow was primarily due to higher cash provided by operating activities, as mentioned above, in addition to lower capital expenditures.

Free cash flow is a non-GAAP financial measure. Free cash flow is defined as net cash provided by (used in) operating activities, less capital expenditures. Free cash flow may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what items should be included in the calculation of free cash flow.

Free cash flow does not represent the total increase or decrease in the cash balance for the period and should be considered in addition to, not as a substitute for, the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP, which incorporates all cash movements during the period. The Company believes free cash flow provides useful information to management and investors about the Company’s liquidity and cash flow trends.

OTHER ITEMS

Strategic Review

In response to third party interest, the Company is continuing to assess strategic and financial options for the Foxtel Group, including its capital structure and assets. There is no assurance regarding the timing of any action or transaction, nor that the strategic review will result in a transaction or other strategic change.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income attributable to News Corporation stockholders, Adjusted EPS, constant currency revenues and free cash flow are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2, 3 and 4 and the reconciliation of net cash provided by (used in) operating activities to free cash flow is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:00 p.m. EST on November 7, 2024. To listen to the call, please visit http://investors.newscorp.com.

Annual Meeting of Stockholders

News Corporation’s 2024 Annual Meeting of Stockholders will be held exclusively via live webcast on Wednesday, November 20, 2024, beginning at 1:00 p.m. EST. The webcast can be accessed at www.virtualshareholdermeeting.com/NWS2024. A replay will be available at the same location for a period of time following the meeting.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding trends and uncertainties affecting the Company’s business, results of operations and financial condition, the Company’s strategy and strategic initiatives, including potential acquisitions, investments and dispositions, the Company’s cost savings initiatives and the outcome of contingencies such as litigation and investigations. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission. More detailed information about factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corporation

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: information services and news, digital real estate services, book publishing and subscription video services in Australia. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: www.newscorp.com.
Contacts:

Investor Relations	Corporate Communications
Michael Florin	Arthur Bochner
212-416-3363	646-422-9671
mflorin@newscorp.com	abochner@newscorp.com

Anthony Rudolf
212-416-3040
arudolf@newscorp.com

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	For the three months ended September 30,
	2024	2023
Revenues:
Circulation and subscription	$1,157	$1,129
Advertising	381	391
Consumer	521	502
Real estate	357	311
Other	161	166
Total Revenues	2,577	2,499
Operating expenses	(1,263)	(1,273)
Selling, general and administrative	(899)	(862)
Depreciation and amortization	(189)	(171)
Impairment and restructuring charges	(24)	(38)
Equity losses of affiliates	(3)	(2)
Interest expense, net	(18)	(23)
Other, net	23	(35)
Income before income tax expense	204	95
Income tax expense	(60)	(37)
Net income	144	58
Net income attributable to noncontrolling interests	(25)	(28)
Net income attributable to News Corporation stockholders	$119	$30

Weighted average shares outstanding:
Basic	569.2	572.3
Diluted	571.2	574.1

Net income attributable to News Corporation stockholders per share, basic and diluted	$0.21	$0.05

NEWS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	As of September 30, 2024	As of June 30, 2024
ASSETS
Current assets:
Cash and cash equivalents	$1,778	$1,960
Receivables, net	1,698	1,503
Inventory, net	378	296
Other current assets	652	613
Total current assets	4,506	4,372

Non-current assets:
Investments	458	430
Property, plant and equipment, net	1,919	1,914
Operating lease right-of-use assets	965	958
Intangible assets, net	2,324	2,322
Goodwill	5,258	5,186
Deferred income tax assets, net	323	332
Other non-current assets	1,174	1,170
Total assets	$16,927	$16,684

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$374	$314
Accrued expenses	1,213	1,231
Deferred revenue	559	551
Current borrowings	194	54
Other current liabilities	929	905
Total current liabilities	3,269	3,055

Non-current liabilities:
Borrowings	2,706	2,855
Retirement benefit obligations	130	125
Deferred income tax liabilities, net	112	119
Operating lease liabilities	1,036	1,027
Other non-current liabilities	508	492
Commitments and contingencies
Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	11,157	11,254
Accumulated deficit	(1,779)	(1,889)
Accumulated other comprehensive loss	(1,131)	(1,251)
Total News Corporation stockholders' equity	8,253	8,120
Noncontrolling interests	913	891
Total equity	9,166	9,011
Total liabilities and equity	$16,927	$16,684

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	For the three months ended September 30,
	2024	2023
Operating activities:
Net income	$144	$58
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	189	171
Operating lease expense	25	24
Equity losses of affiliates	3	2
Impairment charges	—	21
Deferred income taxes	14	13
Other, net	(23)	36
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(107)	(128)
Inventories, net	(68)	(55)
Accounts payable and other liabilities	(113)	(197)
Net cash provided by (used in) operating activities	64	(55)
Investing activities:
Capital expenditures	(95)	(124)
Acquisitions, net of cash acquired	(12)	(20)
Purchases of investments in equity affiliates and other	(51)	(31)
Proceeds from sales of investments in equity affiliates and other	22	16
Net cash used in investing activities	(136)	(159)
Financing activities:
Borrowings	153	925
Repayment of borrowings	(185)	(933)
Repurchase of shares	(38)	(29)
Dividends paid	(35)	(28)
Other, net	(42)	—
Net cash used in financing activities	(147)	(65)
Net change in cash and cash equivalents	(219)	(279)
Cash and cash equivalents, beginning of year	1,960	1,833
Effect of exchange rate changes on cash and cash equivalents	37	(25)
Cash and cash equivalents, end of period	$1,778	$1,529

NOTE 1 – TOTAL SEGMENT EBITDA
Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net and income tax (expense) benefit. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).
Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following table reconciles net income to Total Segment EBITDA for the three months ended September 30, 2024 and 2023:

	For the three months ended September 30,
	2024	2023	Change	% Change
	(in millions)
Net income	$144	$58	$86	148%
Add:
Income tax expense	60	37	23	62%
Other, net	(23)	35	(58)	**
Interest expense, net	18	23	(5)	(22)%
Equity losses of affiliates	3	2	1	50%
Impairment and restructuring charges	24	38	(14)	(37)%
Depreciation and amortization	189	171	18	11%
Total Segment EBITDA	$415	$364	$51	14%

**Not meaningful

NOTE 2 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”), charges for other significant, non-ordinary course legal or regulatory matters (“litigation charges”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.
The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following table reconciles reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three months ended September 30, 2024 and 2023:

	Revenues			Total Segment EBITDA
	For the three months ended September 30,			For the three months ended September 30,
	2024	2023	Difference	2024	2023	Difference
	(in millions)			(in millions)
As reported	$2,577	$2,499	$78	$415	$364	$51
Impact of acquisitions	(2)	—	(2)	1	—	1
Impact of foreign currency fluctuations	(35)	—	(35)	(8)	—	(8)
Net impact of U.K. Newspaper Matters	—	—	—	2	3	(1)
As adjusted	$2,540	$2,499	$41	$410	$367	$43

Foreign Exchange Rates
Average foreign exchange rates used in the calculation of the impact of foreign currency fluctuations for the three months ended September 30, 2024 and 2023 are as follows:

Fiscal Year 2025
Q1
U.S. Dollar per Australian Dollar	$0.67
U.S. Dollar per British Pound Sterling	$1.30

Fiscal Year 2024
Q1
U.S. Dollar per Australian Dollar	$0.65
U.S. Dollar per British Pound Sterling	$1.27

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended September 30, 2024 and 2023 are as follows:

	For the three months ended September 30,
	2024	2023	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Dow Jones	$549	$537	2%
Digital Real Estate Services	449	403	11%
Book Publishing	543	525	3%
Subscription Video Services	490	486	1%
News Media	509	548	(7)%
Other	—	—	—%
Adjusted Total Revenues	$2,540	$2,499	2%

Adjusted Segment EBITDA:
Dow Jones	$130	$124	5%
Digital Real Estate Services	138	122	13%
Book Publishing	80	65	23%
Subscription Video Services	90	93	(3)%
News Media	15	14	7%
Other	(43)	(51)	16%
Adjusted Total Segment EBITDA	$410	$367	12%

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended September 30, 2024 and 2023:

	For the three months ended September 30, 2024
	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$552	$(1)	$(2)	$—	$549
Digital Real Estate Services	457	(1)	(7)	—	449
Book Publishing	546	—	(3)	—	543
Subscription Video Services	501	—	(11)	—	490
News Media	521	—	(12)	—	509
Other	—	—	—	—	—
Total Revenues	$2,577	$(2)	$(35)	$—	$2,540

Segment EBITDA:
Dow Jones	$131	$—	$(1)	$—	$130
Digital Real Estate Services	140	1	(3)	—	138
Book Publishing	81	—	(1)	—	80
Subscription Video Services	92	—	(2)	—	90
News Media	16	—	(1)	—	15
Other	(45)	—	—	2	(43)
Total Segment EBITDA	$415	$1	$(8)	$2	$410

	For the three months ended September 30, 2023
	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$537	$—	$—	$—	$537
Digital Real Estate Services	403	—	—	—	403
Book Publishing	525	—	—	—	525
Subscription Video Services	486	—	—	—	486
News Media	548	—	—	—	548
Other	—	—	—	—	—
Total Revenues	$2,499	$—	$—	$—	$2,499

Segment EBITDA:
Dow Jones	$124	$—	$—	$—	$124
Digital Real Estate Services	122	—	—	—	122
Book Publishing	65	—	—	—	65
Subscription Video Services	93	—	—	—	93
News Media	14	—	—	—	14
Other	(54)	—	—	3	(51)
Total Segment EBITDA	$364	$—	$—	$3	$367

NOTE 3 – ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS
The Company uses net income (loss) attributable to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, litigation charges, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters (“adjusted net income (loss) attributable to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) attributable to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following table reconciles reported net income attributable to News Corporation stockholders and reported diluted EPS to adjusted net income attributable to News Corporation stockholders and adjusted EPS for the three months ended September 30, 2024 and 2023:

	For the three months ended September 30, 2024		For the three months ended September 30, 2023
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income	$144		$58
Net income attributable to noncontrolling interests	(25)		(28)
Net income attributable to News Corporation stockholders	$119	$0.21	$30	$0.05
U.K. Newspaper Matters	2	0.01	3	0.01
Impairment and restructuring charges(a)	24	0.04	38	0.06
Other, net	(23)	(0.04)	35	0.06
Tax impact on items above	(3)	(0.01)	(19)	(0.03)
Impact of noncontrolling interest on items above	(1)	—	3	0.01
As adjusted	$118	$0.21	$90	$0.16
(a)During the three months ended September 30, 2023, the Company recognized non-cash impairment charges of $21 million at the News Media segment related to the write-down of fixed assets associated with the combination of News UK’s printing operations with those of DMG Media.

NOTE 4 – CONSTANT CURRENCY REVENUES

The Company believes that the presentation of revenues excluding the impact of foreign currency fluctuations (“constant currency revenues”) provides useful information regarding the performance of the Company’s core business operations exclusive of distortions between periods caused by the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar as described in Note 2.

Constant currency revenues are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for revenues as determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported revenues to constant currency revenues for the three months ended September 30, 2024:

	Q1 Fiscal 2024	Q1 Fiscal 2025	FX impact	Q1 Fiscal 2025 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Consolidated results:
Circulation and subscription	$1,129	$1,157	$18	$1,139	2%	1%
Advertising	391	381	6	375	(3)%	(4)%
Consumer	502	521	3	518	4%	3%
Real estate	311	357	6	351	15%	13%
Other	166	161	2	159	(3)%	(4)%
Total revenues	$2,499	$2,577	$35	$2,542	3%	2%

Dow Jones:
Circulation and subscription	$436	$459	$2	$457	5%	5%
Advertising	91	85	—	85	(7)%	(7)%
Other	10	8	—	8	(20)%	(20)%
Total Dow Jones segment revenues	$537	$552	$2	$550	3%	2%

Digital Real Estate Services:
Circulation and subscription	$3	$2	$—	$2	(33)%	(33)%
Advertising	35	38	—	38	9%	9%
Real estate	311	357	6	351	15%	13%
Other	54	60	1	59	11%	9%
Total Digital Real Estate Services segment revenues	$403	$457	$7	$450	13%	12%

REA Group revenues	$261	$318	$7	$311	22%	19%

	Q1 Fiscal 2024	Q1 Fiscal 2025	FX impact	Q1 Fiscal 2025 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Book Publishing:
Consumer	$502	$521	$3	$518	4%	3%
Other	23	25	—	25	9%	9%
Total Book Publishing segment revenues	$525	$546	$3	$543	4%	3%

Subscription Video Services:
Circulation and subscription	$415	$425	$10	$415	2%	—%
Advertising	62	65	1	64	5%	3%
Other	9	11	—	11	22%	22%
Total Subscription Video Services segment revenues	$486	$501	$11	$490	3%	1%

News Media:
Circulation and subscription	$275	$271	$6	$265	(1)%	(4)%
Advertising	203	193	5	188	(5)%	(7)%
Other	70	57	1	56	(19)%	(20)%
Total News Media segment revenues	$548	$521	$12	$509	(5)%	(7)%

News UK
Circulation and subscription	$144	$146	$4	$142	1%	(1)%
Advertising	59	50	2	48	(15)%	(19)%
Other	25	11	—	11	(56)%	(56)%
Total News UK revenues	$228	$207	$6	$201	(9)%	(12)%

News Corp Australia
Circulation and subscription	$107	$103	$2	$101	(4)%	(6)%
Advertising	93	90	2	88	(3)%	(5)%
Other	38	41	1	40	8%	5%
Total News Corp Australia revenues	$238	$234	$5	$229	(2)%	(4)%